EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements of Burlington Northern Santa Fe Corporation on Form S-8 (File Nos. 33-62823, 33-62825, 33-62827, 33-62829, 33-62831, 33-62833, 33-62835, 33-62837,
33-62839, 33-62841, 33-62943, 33-63247, 33-63249, 33-63253, 33-63255) and Form
S-3 (File No. 33-64209) of our reports dated February 15, 1996, on our audits of the consolidated financial statements and financial statement schedule of Burlington Northern Santa Fe Corporation as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993, which reports are included in or incorporated by reference in Burlington Northern Santa Fe Corporation's Annual Report on Form 10-K.





COOPERS & LYBRAND L.L.P.


Fort Worth, Texas
April 8, 1996

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